________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

NETWORK INSTALLATION CORP.

(Name of Registrant as Specified In Its Charter)

_______________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NETWORK INSTALLATION CORP.

5625 South Arville Street, Suite E

Las Vegas, Nevada 89118

To the Shareholders of Network Installation Corp.:

You are cordially invited to attend the Annual Meeting of Shareholders of Network Installation Corp. to be held on Thursday, October 19, 2006 at our corporate office building, 5625 South Arville Street, Suite E, Las Vegas, Nevada 89118, commencing at 10:00 a.m., local time. We look forward to personally greeting as many of our shareholders as possible at the meeting.

The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. A report on our operations will be presented at the meeting, followed by a question-and-answer and discussion period.

We know that most of our shareholders are unable to attend the Annual Meeting in person. We solicit proxies so that each shareholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take a few minutes now to sign, date, and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your vote is important.

Thank you for your continued interest in Network Installation Corp.

Very truly yours,

Jeffrey R. Hultman

Chairman of the Board and

Chief Executive Officer

Enclosures

October 6, 2006

NETWORK INSTALLATION CORP.

5625 South Arville Street, Suite E

Las Vegas, Nevada 89118

_______________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

October 19, 2006

_______________

To the Shareholders of:

NETWORK INSTALLATION CORP.

Network Installation Corp. (“We” or the “Company”) will hold an Annual Meeting of Shareholders (the “Annual Meeting”) on Thursday, October 19, 2006, at our corporate office building, 5625 South Arville Street, Suite E, Las Vegas, Nevada 89118, commencing at 10:00 a.m., local time, for the following purposes:

(1)	To elect three directors, each to serve for a term of one year;
(2)	To ratify and approve the Network Installation Corp. 2005 Stock Option Plan;
(3)	To ratify and approve an amendment to the Company’s Articles of Incorporation to change the name of the Company from Network Installation Corp. to Siena Technologies, Inc; and
(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on September 15, 2006, as the record date for the Annual Meeting, and only holders of common stock of record at such time will be entitled to vote at the Annual Meeting or any adjournment thereof. The stock transfer books will not close.

We hope you will attend the Annual Meeting. If you do not plan to attend, please sign and return the enclosed proxy. To encourage the use of proxies, we have enclosed a self-addressed, postage-paid envelope for your use.

By Order of the Board of Directors

Secretary

Christopher G. Pizzo

October 6, 2006

EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

NETWORK INSTALLATION CORP.

5625 South Arville Street, Suite E

Las Vegas, Nevada 89118

_______________

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

October 19, 2006

_______________

We are furnishing this Proxy Statement and accompanying Annual Report in connection with the solicitation of proxies by our Board of Directors to be used at the 2006 Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders, and at any and all adjournments of said meeting. Unless the context otherwise requires, all references to “we” and “us” refer to Network Installation Corp. and its subsidiaries.

We are mailing this Proxy Statement and the accompanying proxy card to shareholders beginning October 6, 2006.

Record Date; Outstanding Shares.  Only the holders of outstanding shares of our common stock of record at the close of business on September 15, 2006, are entitled to receive notice of and to vote at the Annual Meeting. On the record date, we had outstanding 29,180,914 shares of our common stock. Each share is entitled to one vote.

Quorum; Abstentions; Broker Non-Votes.   The holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the meeting must be present, in person or by proxy, to constitute a quorum. We can only conduct the business of the meeting if a quorum has been established. Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purposes of determining a quorum. A broker non-vote occurs when a record owner holding shares for a beneficial owner does not vote on a particular proposal because the record owner does not have discretionary voting power under the applicable rules of the NASD with respect to such shares, and the record owner has not received instructions from the beneficial owner.

Election of Directors.  If a quorum is present, the election of directors will require a plurality of the votes cast by the shareholders entitled to vote thereon, present in person or represented by proxy.

You may, with respect to the election of directors:

•	vote for the election of all nominees named herein;

•	withhold authority to vote for all such nominees; or

•	vote for the election of all such nominees other than any nominees with respect to whom the vote is specifically withheld by indicating in the space provided on the proxy.

Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast.

Ratification of our 2005 Plan.  The ratification of the Network Installation Corp. 2005 Stock Option Plan (the “2005 Plan”) requires the affirmative vote by holders of shares of our outstanding common stock representing a majority of the total combined voting power of the shares present or represented by proxy at the Annual Meeting. Therefore, abstentions will be counted in tabulating the votes cast and will have the same effect as a vote against the approval of the 2005 Plan. Broker non-votes will not be counted in tabulating the votes cast.

Approval of Name Change.  The approval of our name change from Network Installation Corp. to Siena Technologies, Inc. (the “Name Change”) requires the affirmative vote by holders of shares of our outstanding common stock representing a majority of the total combined voting power of the shares present or represented by proxy at the Annual Meeting. Therefore, abstentions will be counted in tabulating the votes cast and will have the same effect as a vote against the approval of the Name Change. Broker non-votes will not be counted in tabulating the votes cast.

Matters not Specified in this Proxy Statement.  The accompanying proxy requests authority to vote on other business that may come before the Annual Meeting. Much of this business is procedural, such as a vote on adjournment. Except for the matters specifically described in this Proxy Statement, we do not know of any substantive business to be presented or acted upon at the Annual Meeting. If any matter is presented at the Annual Meeting on which a vote may properly be taken, the designated proxies will vote your shares in the manner they believe to be in the best interest of the Company. If we transact any incidental business at the Annual Meeting, the incidental business must receive the affirmative vote by holders of shares of our outstanding common stock representing a majority of the total combined voting power of the shares present or represented by proxy at the Annual Meeting.

Solicitation and Revocation of Proxies.  The execution and return of the enclosed proxy will not affect your right to attend the Annual Meeting and to vote in person. Even if you have given a proxy, you have the power to revoke it at any time before it is exercised. You may revoke the proxy prior to its exercise by:

•	delivering written notice of revocation to our corporate Secretary, at 5625 South Arville Street, Suite E, Las Vegas, Nevada 89118;

•	executing a later-dated proxy; or

•	attending the Annual Meeting and voting in person.

Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors.

Confidentiality of Vote.  As a matter of policy, we maintain proxies and voting tabulations that identify individual shareholders on a confidential basis. We make such documents available only to those who process the proxy cards, tabulate the vote, and certain of our employees responsible for the Annual Meeting. We do not disclose your vote except as may be necessary to meet legal requirements.

You can find the results of the voting on the proposals in our Annual Report on Form 10-KSB for the year ending December 31, 2006, which we will file with the Securities and Exchange Commission (“SEC”) by April 15, 2007.

Cost of Proxy Solicitation.  We will pay the expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and the accompanying proxy. Such expenses may also include the charges and expenses of banks, brokerage firms, and other custodians, nominees, or fiduciaries for forwarding proxies and proxy material to beneficial owners of our common stock. We expect to solicit proxies primarily by mail, but our directors, officers, employees, and agents may also solicit proxies in person or by telephone or by other electronic means. We are not engaging any solicitors or hiring additional employees in connection with the solicitation of proxies for our 2006 Annual Meeting.

Householding. Securities and Exchange Commission (“SEC”) rules permit us, with your permission, to send a single set of proxy statements and annual reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, you can request a separate copy of the proxy statement or annual report by calling us at (702) 889-8777 or by writing to us at any time at the following address: 5625 South Arville Street, Suite E, Las Vegas, Nevada 89118, attn: Secretary.

PROPOSAL I

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of three (3) persons, all of which are being nominated for re-election to the Board of Directors. The term of each director is one-year ending at the 2007 Annual Meeting or until he resigns or is succeeded by another qualified director who has been elected. The following is a list of the current members of our Board of Directors, including each member’s age, the year he became a director of the Company and his current position with the Company:

Name	Age	Director Since	Position

Jeffrey R. Hultman	66	2005	Chief Executive Officer, Chairman and Director
James Michael Kelley	64	2005	Director
Christopher G. Pizzo	37	2006	Chief Financial Officer and Director

The following presents a brief biographical description of each current member of the Board of Directors:

Jeffrey R. Hultman joined our Advisory Board in December 2004. In March 2005, Mr. Hultman was appointed Chief Executive Officer and director. From 1987 to 1991, Mr. Hultman served as Chief Executive Officer of Pac Tel Cellular where he managed Pac Tel cellular properties in the United States and oversaw operations and business development. In 1991 Mr. Hultman became CEO of Dial Page, Inc. a wireless provider throughout the Southeast, offering paging and digital mobile telephone services. Ultimately, Mr. Hultman converted a series of limited partnerships into a corporation and took Dial Page public leading four public offerings. In August 1995, he negotiated the sale of the paging business to MobileMedia Communication, Inc. and a merger of subsidiary Dial Call with Nextel Communications, Inc. in February 1996. Mr. Hultman attained his Bachelor of Science Degree in Agricultural Economics in 1961 and Master of Science Degree, in Business Management in 1962, at the University of California, Davis. He currently serves a director on the board of several organizations including Comarco Inc., an Irvine, CA-based wireless performance engineering and publicly traded company.

James Michael Kelley has served as our director since September of 2005. Mr. Kelley was the founder of Kelley Communication Company, Inc. (“Kelley Technologies”), which began as a private company in 1988. We acquired Kelley Technologies in September 2005.

Christopher G. Pizzo was appointed as our Chief Financial Officer and director in March 2006. Mr. Pizzo has more than 15 years of corporate finance, accounting, and business development experience in both corporate and entrepreneurial environments. Prior to joining us, Mr. Pizzo served as the President and Founder of CP Film Co., LLC (formerly known as Eight Entertainment, LLC) from January 2002 until September 2005. From January 2000 to December 2001, Mr. Pizzo was Senior Associate at Vested Capital Partners, a venture capital firm in New York. Mr. Pizzo is a Certified Public Accountant and received a B.S. in Accounting from SUNY at Albany. He also received an MBA from the Stern School of Business at NYU.

Board of Directors

We currently have three members of our Board of Directors, who are elected to annual terms or until their successors are elected and qualified. Executive officers are appointed by the Board of Directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

Audit Committee

We do not have an Audit Committee. Our full board performs the functions usually delegated to an Audit Committee. Mr. Pizzo qualifies as an “audit committee financial expert” under the rules of the SEC.

Board Composition, Meetings and Committees.

The Board of Directors is responsible for establishing our broad corporate policies and for our overall performance. Our Board of Directors is currently composed of three directors, all of whom are employed by or affiliated with the Company.

On January 1, 2005, our board of directors consisted of Michael Cummings, Michael Novielli, Douglas Leighton, and Theodore J. Smith, Jr. Since that time we have had numerous changes to our Board of Directors. Each of our directors as of January 1, 2005 has resigned since that time. The following table sets forth the resignation date of each of these directors. None of these directors’ resignations were the result of a disagreement with us related to our operations, policies or practices.

Director	Effective Date of Resignation
Michael Cummings	May 11, 2005
Michael Novielli	September 23, 2005
Douglas Leighton	September 23, 2005
Theodore J. Smith, Jr.	September 23, 2005

In March of 2005, our Board of Directors appointed Jeffrey R. Hultman to our Board. In September of 2005, our Board of Directors appointed Michael Rosenthal and James Michael Kelley to our Board to fill two of the vacancies created when Messrs. Novielli, Leighton and Smith resigned. In November of 2005 Kurt Jensen and William G. Sullivan were appointed to our Board of Directors. Messrs. Jensen and Sullivan subsequently resigned from our Board in January of 2006. In March of 2006 Mr. Rosenthal resigned from our Board and our Board of Directors appointed Christopher G. Pizzo to the Board to fill the vacancy left by Mr. Rosenthal’s resignation.

During 2005, our Board of Directors held _seven (7) formal meetings. Each director attended at least 75% of the formal meetings that were held during the time in which each person served as a director. Thus far in 2006, we have held three (3) formal Board meetings. Each director has also attended at least 75% of the formal meetings in 2006 that were held during the time in which each person served as director.

The Company is not listed on any national securities exchange and, as such, is not required to establish any committees. Because of the size of the Company and the limited number of members on our Board, we did not feel that it was economically feasible or beneficial to form audit, compensation, nominating or any other committees.

Shareholder Recommendations.  The Board has not established a formal process for considering director recommendations from shareholders. The Board will, however, consider director recommendations from shareholders if received in ample time before the preparation and release of its annual proxy materials. For consideration, a recommendation must be submitted to our Secretary by the January 1st preceding the annual meeting. The Board will consider nominees recommended by shareholders in the same manner as it considers nominees not recommended by shareholders.

Communications with the Board.  Shareholders may send communications to the Board (and to individual directors) through Christopher G. Pizzo at 5625 South Arville Street, Suite E, Las Vegas, Nevada 89118. He will forward to the directors all communications that, in his judgment, are appropriate for consideration by the directors.

Director Attendance at Annual Meeting.  We do not require our Board members to attend the Annual Meeting; however, all of our current directors are required to attend the Annual Meeting in their capacities as our or our subsidiaries’ executive officers.

Director Compensation.   We do not compensate our directors for their service on our Board of Directors.

Director Qualification Standards. We do not have a nominating committee. Instead, our entire Board of Directors performs the responsibility of a nominating committee and participates in the identification, recommendation and consideration of director nominees. We seek to align Board composition with our strategic direction so that the Board members bring skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Director candidates are typically selected based upon their character, track record of accomplishment in leadership roles, as well as their professional and corporate expertise, skills and experience. Criteria that are typically considered by the Board in the selection of directors include:

•	the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual;

•	the business or other relevant experience, skills and knowledge that the individual may have that will enable him/her to provide effective oversight of our business;

•	the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board that works together effectively and constructively; and

•

the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his/her occupation and the number of boards of directors of other public companies on which he or she serves.

These are only threshold criteria, however, and the Board will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF JEFFREY R. HULTMAN, JAMES MICHAEL KELLEY AND CHRISTOPHER G. PIZZO AS DIRECTORS.

PROPOSAL II

RATIFICATION OF THE NETWORK INSTALLATION CORP. 2005 STOCK OPTION PLAN

Our Board of Directors adopted the Network Installation Corp. 2005 Stock Option Plan as of October 12, 2005 and reaffirmed the adoption of the 2005 Plan on September 21, 2006, subject to shareholder approval. A copy of the 2005 Plan is attached hereto as Appendix A.

Purpose of the Plan

The purpose of the 2005 Plan is to encourage ownership of our stock by our and our affiliates’ employees, consultants and directors and to provide additional incentive for them to promote the success of our business

Shares Available for Issuance Under the 2005 Plan

The Board of Directors has approved the 2005 Plan, which has 6,000,000 shares of common stock available for issuance, representing approximately 21% of our currently outstanding common stock. As of September 21, 2006, the market value of these shares was $2,340,000 based upon a closing price of $0.39 per share on that date. As of September 21, 2006, the Board of Directors had granted a total of 3,767,500 shares under the 2005 Plan that were still outstanding. The market value of these shares as of September 21, 2006 was $1,469,325. The remaining 2,232,500 shares issuable under the 2005 Plan will be available for future awards, subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock. The market value for the 2,982,500 shares that remain available for issuance under the 2005 Plan as of September 21, 2006 was $870,675.

Administration

The 2005 Plan will be administered by our Board of Directors; provided, however, that at any time the Board may delegate authority to administer the 2005 Plan to a committee of the board. Subject to the provisions of the 2005 Plan, the Board shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each award to be granted by the Company under the 2005 Plan including the employee, consultant or director to receive the award and the form of award. In making such determinations, the Board may take into account the nature of the services rendered by the respective employees, consultants, and directors, their present and potential contributions to our or our affiliates, and such other factors as the Board in its discretion shall deem relevant. Subject to the provisions of the 2005 Plan, the Board shall also have complete authority to interpret the 2005 Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective award agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the 2005 Plan. The Board’s determinations made in good faith on matters referred to in the 2005 Plan shall be final, binding and conclusive on all persons having or claiming any interest under the 2005 Plan or an award made pursuant to the 2005 Plan.

Eligibility for Participation

Our employees and consultants and those of our subsidiaries and affiliated entities and our directors are eligible to participate in the 2005 Plan. Subject to the provisions of the 2005 Plan, our Board of Directors has exclusive power in selecting participants in the 2005 Plan.

Types of Awards

The 2005 Plan provides that any or all of the following types of awards may be granted:

•	Nonqualified stock options; and

•	Stock options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

The Board of Directors may award grants of incentive stock options conforming to the provisions of Section 422 of the Code and other, non-qualified stock options. The Board of Directors may not grant incentive stock options first exercisable in any calendar year for shares of common stock with a fair market value greater than $100,000, determined at the time of grant.

The Board of Directors will determine the exercise price of any option in its discretion. However, the exercise price of an incentive stock option may not be less than 100% of the fair market value of a share of our common stock on the date of grant, and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of our voting power may not be less than 110% of the fair market value on the date of grant. There are no restrictions in the 2005 Plan limiting the exercise price at which non-qualified stock options may be granted.

Unless the Board of Directors determines otherwise, the exercise price of any option may be paid in any of the following ways:

•	in cash or by check, bank draft or money order payable to us,

•	by delivery of shares of our common stock to us with a fair market value equal to the exercise price,

•	by any combination of the foregoing.

The Board of Directors will determine the term of each option in its discretion. However, no term may exceed ten years from the date of grant or, in the case of an incentive stock option granted to a person who owns stock constituting more than 10% of our total voting power, five years from the date of grant. In addition, all options under the 2005 Plan, whether or not then exercisable, generally cease vesting when a grantee ceases to be a director, officer or employee of, or to otherwise perform services for us or our subsidiaries.

Termination of Employment

Unless the Board shall provide otherwise with respect to any option, if the participant’s employment or other association with us or our affiliates ends for any reason, including because of the participant’s employer ceasing to be an affiliate, any outstanding option of the participant shall cease to be exercisable in any respect not later than 90 days following that event and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event. Military or sick leave or other bona fide leave shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of ninety (90) days or the period during which the absent participant’s reemployment rights, if any, are guaranteed by statute or by contract.

Amending the 2005 Plan

The Board may at any time terminate the 2005 Plan or make such modifications of the 2005 Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the 2005 Plan shall affect the terms of any award outstanding on the date of such amendment. Other than as the Board may deem necessary or appropriate to comply with applicable law, including without limitation the provisions of Section 409A of the Code, no termination or amendment of the 2005 Plan may adversely affect the rights of the recipient of an award previously granted hereunder without the consent of the recipient of such award.

Automatic Adjustment Features

The 2005 Plan provides for the automatic adjustment of the number and kind of shares available under it, and the number and kind of shares subject to outstanding awards in the event our common stock is changed into or exchanged for a different number or kind of shares of stock or other securities of the

Company or another corporation, or if the number of shares of our common stock is increased through a stock dividend. The 2005 Plan also provides that the Board of Directors may adjust the number of shares available under the Plan and the number of shares subject to any outstanding awards if, in the Board’s opinion, any other change in the number or kind of shares of our outstanding common stock equitably requires such an adjustment.

U.S. Federal Tax Treatment

Incentive Stock Option Grant/Exercise. A participant who is granted an incentive stock option does not realize any taxable income at the time of the grant or at the time of exercise (except for alternative minimum tax). Similarly, we are not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant of such option or one year of the transfer of such shares to the participant, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, we will not be entitled to any deduction for U.S. federal income tax purposes.

Non-Qualified Stock Option Grant/Exercise. A participant who is granted a non-qualified stock option does not have taxable income at the time of grant. Taxable income occurs at the time of exercise in an amount equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. We are entitled to a corresponding deduction for the same amount.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE 2005 PLAN.

PROPOSAL III

APPROVAL OF NAME CHANGE

Our Board of Directors has determined that it is advisable to change our corporate name from Network Installation Corp. to Siena Technologies, Inc. and has voted to recommend that the shareholders adopt an amendment to our Articles of Incorporation effecting the proposed name change. The full text of the proposed amendment to our Articles of Incorporation is attached to this proxy statement as Appendix A.

The Board of Directors believes it is in our best interest to change our name. We have recently wound down the operations of our two subsidiaries, Network Installation Corporation (“NIC”) and COM Services, Inc. and as a result, we no longer believe that the name Network Installation Corp. is indicative of our business. We are recommending changing our name to Siena Technologies, Inc, which indicates that we are a technology company without specifying the exact services that we provide, which will be preferable in the event we consider providing additional products or services in the future.

The affirmative vote of the holders of a majority of the total combined voting power of the shares represented and entitled to vote at the meeting will be required to approve the amendment to our Articles of Incorporation to effect the proposed change in our name.

Vote Required

Under Nevada law, the affirmative vote of the holders of a majority of our outstanding shares present or represented by proxy at the Annual Meeting is required to approve the Name Change.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NAME CHANGE OF THE COMPANY.

BENEFICIAL OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 15, 2006, by (i) each of our directors, (ii) each of our executive officers, (iii) each person known or believed by us to own beneficially five percent or more of our common stock and (iv) all directors and executive officers as a group. Unless indicated otherwise, each person has sole voting and dispositive power with respect to such shares. The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days after September 15, 2006. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Beneficial Ownership (2)
Jeffrey R. Hultman	0	*
Christopher G. Pizzo	0	*
James Michael Kelley	14,016,577	48.7%
Dutchess Group (3)	2,888,910 (4)	9.9%
All directors and executive officers as a group (3 Persons)	14,071,577	48.7%

__________

* Less than 1%

(1) The address of all individual directors and executive officers is c/o Network Installation Corporation, 5625 South Arville Street, Suite E, Las Vegas, NV 89118.

(2) The number of shares of common stock issued and outstanding on September 15, 2006 was 29,180,914 shares. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding on September 15, 2006, plus shares of common stock subject to options held by such person on September 15, 2006 and exercisable within 60 days thereafter.

(3) Includes shares owned by three affiliated companies, Dutchess Private Equities Fund, LP, Dutchess Private Equities Fund II, LP and Dutchess Advisors, Ltd. The address of the Dutchess entities is 50 Commonwealth Avenue, Suite 2, Boston, MA 02116.

(4) Includes warrants to purchase 1,166,686 shares. The exercise price of the warrants is $0.01 per share and they expire in 2011. Dutchess holds warrants to purchase an additional 1,712,959 shares of our common stock, however, the terms of the warrants provide that Dutchess may not exercise the warrants if such exercise would result in Dutchess owning in excess of 9.9% of our total outstanding shares of common stock.

EXECUTIVE COMPENSATION

The following table presents a summary of the compensation paid to our Chief Executive Officer and each of our other current or former executive officers that received compensation in excess of $100,000 during 2005. Except as listed below, there were no bonuses, other annual compensation, restricted stock awards or stock options/SARs or any other compensation paid to the executive officers.

Annual Compensation				Long Term Compensation Awards

Name and Principal Position	Year	Salary	Other Annual Compensation	Securities Underlying Options

Jeffrey R. Hultman,	2005	$ 139,692	—	2,555,000(2)
Chief Executive Officer (1)	2004	$—	—	—
	2003	$—	—	—

Michael Cummings (3)	2005	$ 144,000	—	—
Former CEO	2004	$ 192,000	—	—
	2003	$ 100,000	$ 152,700	—

Michael Rosenthal (4)	2005	$ 138,462	—	1,000,000 (5)
Former CFO and President of	2004	$—	—	—
Kelley Technologies	2003	$—	—	—

_______________

(1) Mr. Hultman became our Chief Executive Officer in March 2005.

(2) Upon his employment, Mr. Hultman received a warrant under which he may purchase up to 2,500,000 shares at a strike price of $0.10 per share subject to certain vesting requirements. Additionally, we issued Mr. Hultman a warrant to purchase 55,000 shares of our common stock at a strike price of $0.10 per share subject to certain vesting requirements, pursuant to a consulting agreement prior to his appointment as our CEO.

(3) Mr. Cummings resigned as our Chief Executive Officer in March 2005. In 2003, Mr. Cummings received 100,000 shares of common stock valued at $1.527 as compensation for serving on the Board of Directors.

(4) Mr. Rosenthal became our Chief Financial Officer in March of 2005 and President of Kelley Technologies in October 2005. Mr. Rosenthal resigned from those positions in March 2006.

(5) Mr. Rosenthal received a warrant under which he may purchase up to 1,000,000 shares at a strike price of $0.10 per share subject to certain vesting requirements.

We appointed Jeffrey R. Hultman as our Chief Executive Officer on March 7, 2005. We executed an employment agreement with Mr. Hultman in March 2005. The employment agreement continues in effect for a period of two years and can be renewed upon mutual agreement between Mr. Hultman and us. We may terminate the employment agreement at our discretion during the initial term, provided that we are required to pay Mr. Hultman an amount equal to payment at Mr. Hultman’s base salary rate for six months. We can also terminate the employment agreement for cause with no financial obligations to Mr. Hultman. Mr. Hultman currently earns a gross salary of $16,000 per month and was granted a warrant to purchase 2.5 million shares of our common stock at an exercise price of $0.10 per share, subject to a vesting schedule and leakout agreement. Additionally, we issued Mr. Hultman a warrant to purchase 55,000 shares of our common stock at $0.10 per share, subject to a vesting period and leak out agreement, pursuant to a consulting agreement between us and Mr. Hultman, prior to his appointment as CEO.

We appointed Michael V. Rosenthal as our Chief Financial Officer on March 14, 2005, and subsequently appointed him as the President of Kelley Technologies, our wholly owned subsidiary. We executed an employment agreement with Mr. Rosenthal in March 2005. The employment agreement was to continue in effect for a period of two years and could be renewed upon mutual agreement between Mr. Rosenthal and us. We had the ability to terminate the employment agreement at our discretion during the initial term, provided that we paid Mr. Rosenthal an amount equal to payment at Mr. Rosenthal’s base salary rate for six months. We were also able to terminate the employment agreement for cause with no financial obligations to Mr. Rosenthal. Mr. Rosenthal earned a gross salary of $15,000 per month and we issued Mr. Rosenthal a warrant to purchase 1.0 million shares of our common stock at $0.10 per share, subject to a vesting schedule and leak out agreement. Mr. Rosenthal resigned from his positions as our Chief Financial Officer and Director as well as his position as President of Kelley Technologies in March 2006.

We appointed James Michael Kelley as Chief Executive Officer of Kelley Technologies, the company he founded, upon its acquisition on September 22, 2005. We executed an employment agreement with Mr. Kelley in September 2005. The employment agreement continues in effect for a period of two years and can be renewed upon mutual agreement between Mr. Kelley and us. We may terminate the employment agreement at our discretion during the initial term, provided that we are required to pay Mr. Kelley an amount equal to Mr. Kelley’s base salary rate for six months. We can also terminate the employment agreement for cause with no financial obligations to Mr. Kelley. Mr. Kelley currently earns a gross salary of $10,000 per month.

We appointed Christopher G. Pizzo as our Chief Financial Officer on March 27, 2006. We executed an employment agreement with Mr. Pizzo effective as of March 27, 2006. The employment agreement continues in effect for a period of two years and can be renewed upon mutual agreement between Mr. Pizzo and us. We may terminate the employment agreement at our discretion during the initial term, provided that we are required to pay Mr. Pizzo an amount equal to payment at Mr. Pizzo’s base salary rate for six months. We can also terminate the employment agreement for cause with no financial obligations to Mr. Pizzo. Mr. Pizzo currently earns a gross salary of $180,000 annually and was granted an employee stock option to purchase 1.0 million shares of our common stock at an exercise price of $0.42 per share, subject to a vesting schedule. Additionally, we paid Mr. Pizzo a signing bonus of $12,500.

Option Grants in Last Fiscal Year

This table sets forth information concerning the grant of stock options to the named executive officers during the fiscal year ended December 31, 2005.

Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Jeffrey R. Hultman	2,555,000	56%	$0.10	None
Michael V.Rosenthal	1,000,000	22%	$0.10	None

_____________

(1) We are treating the warrants issued to Messrs. Hultman and Rosenthal as stock options because they were granted for compensatory purposes.

Fiscal Year-End Option Values

The table below shows: (1) aggregate exercises of options to purchase our common stock by the named executive officers during 2005; (2) the value realized upon such exercises; and (3) the value of the remaining compensatory options held by the named executive officers at year-end (based on the $0.60 per share last sale price of our common stock on December 30, 2005, less the aggregate exercise price for such options, but before payment of the applicable taxes).

Name	Shares Acquired on Exercise (#)	Value Realized($)	Number of Securities Underlying Unexercised Options at FY-End(#)(1) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End($)(1) Exercisable/ Unexercisable
Jeffrey R. Hultman	—	—	0/2,555,000	$0 / $1,533,000
Michael V. Rosenthal	—	—	0/1,000,000	$ 0 / 540,000

 _____________

(1) We are treating the warrants issued to Messrs. Hultman and Rosenthal as stock options because they were granted as compensation for compensation purposes.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans (including individual compensation arrangements) as of December 31, 2005. We established the 2005 Plan in 2005, and are requesting shareholder approval in this proxy. In addition we have had individual compensation arrangements. Both are set forth below.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders ...........	—	—	—
Equity compensation plans not approved by security holders ..........
2005 Plan	590,000	$.79	5,410,000 (1)
Other Issuances	3,500,000	$.10	0
Total	4,090,000	$.20	5,410,000 (1)

_____________

(1) As of September 21, 2006, 3,767,500 shares have been granted under the 2005 Plan, subject to shareholder approval of the 2005 Plan.

Change of Control Arrangements

The options granted to our executive officers and directors under the 2005 Plan, vest immediately upon a change of control of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Dutchess

From January 1, 2005 through June 9, 2006 we issued convertible debentures to various Dutchess entities in the total aggregate principal amount of $2,560,000. The holders of the debentures are entitled to convert the face amount of these debentures, plus accrued interest at the lesser of (i) 75% of the lowest bid price during the 15 trading days prior to the conversion date or (ii) 100% of the lowest bid prices for the 20 trading days immediately preceding the closing date. The convertible debentures earn interest at rates between 8% and 10% interest, in cash or in shares of common stock, at our option, at the time of each conversion. The convertible debentures are convertible into shares of our common stock.

On August 1, 2006, Kelley Technologies and we entered into a Loan Restructure Agreement (the “Restructuring Agreement”) with pursuant to which we restructured the terms of our outstanding loans from Dutchess.

Pursuant to the terms of the Restructuring Agreement, which became effective June 30, 2006:

•

All of our outstanding loans from Dutchess pursuant to certain loan documents between us and Dutchess from and after 2003 (the “Loan Documents”) totaling approximately $7,300,000 in face amount with approximately $500,000 of accrued interest as of June 30, 2006 were superceded by a Promissory Note (the “New Note”) dated August 1, 2006 by us in favor of Dutchess in the principal amount of $6,254,960;

•	The New Note bears interest at a rate of 7% per annum and is secured by all of our assets. Payments on the New Note are to be made as follows:

Month	Monthly Payment Amount
August 1, 2006-December 1, 2006	$15,000
January 1, 2007 – September 1, 2007	$50,000
October 1, 2007-June 1, 2008	$75,000
July 1, 2008 - March 1, 2009	$100,000
April 1, 2009-December 1, 2009	$125,000
January 1, 2010 – September 1, 2010	$150,000
October 1, 2010 – June 1, 2011	$15,000

A final balloon payment in the amount of $1,460,641.86 is due on July 1, 2011.

•

All convertible debentures and warrants issued to Dutchess pursuant to the terms of the Loan Documents were cancelled and are required to be surrendered to us. This included warrants to purchase approximately 5,729,000 shares of our common stock;

•	We are prohibited from granting a lien against or security interest in any of our assets that are subject to any lien or security interest of Dutchess without Dutchess’ prior written consent;

•

We are prohibited from borrowing money or selling our common stock, which borrowing or sale either alone or aggregated during any 6-month period exceeds $250,000, without Dutchess’ prior written consent;

•	If we borrows fund or raise capital from the sale of our common stock from a person other than Dutchess and the proceeds from such financing exceed $3,500,000, we are required to pay

Dutchess 50% of the proceeds from such financing that exceed $3,500,000 up to the unpaid balance of the New Note, as a principal prepayment on the New Note;

•

If our earnings on a consolidated basis during any calendar year exceed one-million dollars ($1,000,000) (i) before interest, taxes, depreciation and amortization, but (ii) after deduction of all principal and interest payments on outstanding debts, other than prepayments to Dutchess mandated by the Restructuring Agreement (the “Excess Earnings”), we are required to pay to Dutchess 33% of the Excess Earnings, up to the unpaid balance of the New Note, as a principal prepayment on the New Note;

•

We are prohibited from selling any of our assets (other than assets sold in the ordinary course of business) without Dutchess’ prior written consent (an “Asset Sale”). In the event of an Asset Sale, we are required to pay to Dutchess 33% of the proceeds of the Asset Sale (after the fees and expenses associated with the Asset Sale), up to the unpaid balance of the New Note, as a prepayment on the New Note;

•	Dutchess waived any default that had occurred under the Loan Documents prior to the date of the Restructuring Agreement;

•	Dutchess waived all penalties and premiums that had accrued under the Loan Documents prior to the date of the Restructuring Agreement;

•	Dutchess waived any obligation to register any of our securities imposed by the Loan Documents prior to the date of the Restructuring Agreement;

•

Similar provisions in other agreements between us and Dutchess providing for (i) payments of premiums, penalties, liquidated damages or additional expenses by us, (ii) restrictions on our rights to issue securities and (iii) requiring us to issue securities to Dutchess in satisfaction of debt or otherwise were waived by Dutchess; and

•

In the event of a default under the Restructuring Agreement or the New Note, Dutchess has the right to (1) declare the full unpaid balance of the New Note to be immediately due and payable, and (2) reinstate and enforce its rights under the Loan Documents, including conversion into shares of our common stock. All other rights, representations and warranties would survive and be governed as agreed pursuant to the Loan Documents. In the event of a default, we would be obligated to issue common stock and warrants for our common stock to Dutchess as provided in the Loan Agreements.

On January 19, 2005, we entered into a $128,750 factoring and security agreement to sell, transfer and assign certain accounts receivable to Dutchess Private Equities Fund II, LP. Dutchess may in its sole discretion purchase any specific account. All accounts sold are with recourse on seller. All of the assets of NIC, including accounts receivable, inventories, equipment and promissory notes, are collateral under this agreement. The difference between the face amount of each purchased account and advance on the purchased account shall be reserve and will be released after deductions of discount and charge backs on the 15th and the last day of each month. Dutchess charged $5,205 for finance charges in connection with this agreement. We have collected and made payment to Dutchess on all amounts owed in connection with this agreement.

During 2006, we entered into the following factoring and security agreements to sell, transfer and assign certain accounts receivable to Dutchess Private Equities Fund, LP. Dutchess may in its sole discretion purchase any specific account. All accounts sold are with recourse on seller. All of the assets of Kelley Technologies and of NIC including accounts receivable, inventories, equipment and promissory notes are collateral under these agreements. The difference between the face amount of each purchased account and advance on the purchased account shall be reserved and will be released after deductions of discount and charge backs. In addition, Dutchess charges finance fees in connection with these agreements.

Date	Amount	Financing Fees
4/13/2006	$500,000	$5,000
4/12/2006	$200,000	$5,000
3/27/2006	$450,000	$5,000
3/20/2006	$650,000	$5,000
3/09/2006	$360,000	$5,000
2/21/2006	$100,000	$5,000
2/16/2006	$850,000	$5,000
1/30/2006	$150,000	$5,000
1/27/2006	$650,000	$5,000

Total	$3,910,000	$45,000

We have collected and made payment to Dutchess on all amounts owed in connection with these agreements.

James Michael Kelley

Upon the acquisition of Kelley Technologies, we assumed $540,000 in convertible debentures due to James Michael Kelley, our Director. At the time of the transaction, Mr. Kelley was not affiliated with us. The convertible debentures carry an interest rate of 0.00% and are due in September of 2006. These debentures were issued with a discounted price from the face value of $90,000. The Holder is entitled to convert the face amount of the Debentures, plus accrued interest, anytime following the Closing Date, at the lesser of (i) 75% of the lowest closing bid price during the fifteen trading days prior to the Conversion Date or (ii) 100% of the closing bid prices for the twenty trading days immediately preceding the Closing Date.

On August 14, 2006, we and our subsidiary, Kelley Technologies entered into an Amended and Restated Promissory Note with James Michael Kelley (the “Kelley Note”). The Kelley Note replaced the promissory note issued by us to Mr. Kelley dated September 22, 2005 (the “Original Promissory Note”).

Pursuant to the terms of the Kelley Note, which is effective June 30, 2006:

•	The face amount of the Kelley Note was reduced from $540,000 to $476,250;

•	The Kelley Note bears interest at a rate of 7% per annum;

•	Payments on the Kelley Note are to be made as follows:

Month	Monthly Payment Amount
January 20, 2007 – December 20, 2007	$15,000
January 20, 2008-August 20, 2008	$25,000

A final balloon payment in the amount of $152,801.49 is due on September 20, 2008.

•	Warrants to purchase 135,000 shares of our common stock that were issued to Mr. Kelley pursuant to the terms of the Original Promissory Note were cancelled;

•	The provisions in the Original Promissory Note allowing the holder to convert the Original Promissory Note to convertible debentures in the event of default were deleted;

•

If we borrow fund or raise capital from the sale of our stock from a person other than Dutchess and the proceeds from such financing exceed $3,500,000, we are required to pay Mr. Kelley 30% of the proceeds from such financing that exceed $3,500,000 up to the unpaid balance of the Kelley Note, as a principal prepayment;

•

If our earnings on a consolidated basis during any calendar year exceed one-million dollars ($1,000,000) (i) before interest, taxes, depreciation and amortization, but (ii) after deduction of all principal and interest payments on outstanding debts, other than prepayments to Dutchess mandated by the terms of our Loan Restructure Agreement with Dutchess, we are required to pay to Mr. Kelley 20% of the Excess Earnings, up to the unpaid balance of the Kelley Note, as a principal prepayment; and

•	Mr. Kelley waived any default under the Original Promissory Note and waived any penalty, premium or interest that may have accrued under the Original Promissory Note.

Upon the acquisition of Kelley Technologies, we assumed $492,856 in various notes payable to Mr. Kelley, our Director that carried interest at a fixed rate of 5.00%. At the time of the transaction, Mr. Kelley was not affiliated with us. These notes payable were refinanced on October 7, 2005 with a $492,856 note payable carrying interest at 6.00% and requiring 24 monthly payments of $17,412 in principal and interest through September 2007. The balance of $357,299, including a current portion of $261,802, remained outstanding as of December 31, 2005.

Independent Auditors

The Board of Directors has appointed Jaspers & Hall, PC (“Jaspers & Hall”), independent certified public accountants, to audit our consolidated financial statements for the year ended December 31, 2006. Jaspers & Hall audited our financial statements for the year ended December 31, 2005, which is included in the Annual Report. Jaspers & Hall has advised us that none of its members has any direct or material indirect financial interest in us or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

A representative from Jaspers & Hall is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by our auditors, Jaspers & Hall, for the most two recent fiscal years consisted of the following:

	2005	2004

Audit fees	$60,434	$ 26,503
Audit-related fees	0	0
Tax fees	0	0
All other fees	0	0

The rules of the Securities and Exchange Commission state that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved. During 2005 each new engagement was approved in advance by the Board of Directors except for a few instances regarding specific issues which made use of the de minimus exception to pre-approval contained in the Commission’s rules.

Following is a break-out of the percentage of fees that were pre-approved by the Board of Directors for the periods indicated:

	Fiscal Year 2005	Fiscal Year 2004

Audit fees	100%	100%
Audit-related fees	n/a	n/a
Tax fees	n/a	n/a
All other fees	n/a	n/a

BOARD REPORT ON AUDIT MATTERS

As permitted by SEC rules, the following reporting is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-KSB.

Members.  We do not have a separate audit committee. Our entire Board of Directors serves as our audit committee. We believe Mr. Pizzo qualifies as an “audit committee financial expert”, as defined under the SEC regulations. None of our directors is independent.

Functions.  The Board has approved a charter for the Audit Committee, a copy of which was filed as Appendix A to the Proxy Statement for the 2004 Annual Meeting (the “Charter”). The Charter describes the Audit Committee’s composition, its mission statement and principal functions, its responsibilities for review of financial statements and internal financial procedures and controls, and its relationships with the Board of Directors, the independent accountants and the Company’s financial staff. The Audit Committee’s responsibilities will include the prior review of the Company’s annual financial statements and substantiating the auditor’s independence and their accountability to the Board of Directors and the Audit Committee.

Actions Relating to the 2005 Financial Statements.  The Board of Directors has taken the following actions with respect to our audited financial statements as of and for the year ended December 31, 2005 (the “Financial Statements”):

•	The Board of Directors has reviewed and discussed the audited Financial Statements with management;

•

The Board of Directors has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as may be amended or supplemented;

•

The Board of Directors has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Board of Directors), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence; and

•	The Board of Directors has considered whether the non-audit services provided by Jaspers & Hall are compatible with maintaining its independence as an auditor.

Based on the review and discussions referred to above, the Board of Directors recommended that the Financial Statements be included in our annual report on Form10-KSB.

Dated: October 6, 2006	The Board of Directors Jeffrey R. Hultman James Michael Kelley Christopher G. Pizzo

OTHER INFORMATION

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. During 2005, Dutchess Private Equities Fund, LP filed two late Form 4s and Dutchess Advisors, LLC filed one late Form 4.

Code of Ethics

We have adopted a Code of Ethics that applies to our directors and executive officers, including our Chief Executive Officer, Chief Financial Officer, and Controller. A copy of the Code of Ethics is filed as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

Shareholder Proposals for the Next Annual Meeting

The Board of Directors anticipates that next year’s annual meeting will be held during the first week of June 2007. We anticipate that we will begin printing and mailing our proxy materials for our 2007 Annual Meeting approximately May 1, 2007. Any proposals of shareholders intended to be presented at the 2007 Annual Meeting of Shareholders must be received by us within a reasonable time prior to the date we begin printing and mailing our proxy materials for our 2007 Annual Meeting, in order for the proposals to be included in the proxy statement and proxy card relating to such meeting. Any proposal that a shareholder wishes to have considered at the 2007 annual meeting may be properly presented at the meeting. However, unless we receive written notice of such proposal a reasonable time prior to the date we mail our proxy materials for the 2007 Annual Meeting, the individuals named as proxies for that annual meeting will vote on such matters in their discretion in the manner they believe to be in our best interest. Proposals that are not received by this date will be considered untimely. In addition, proposals must comply with our bylaws and the rules and regulations of the Securities and Exchange Commission. It is suggested that proponents submit their proposals by certified mail, return receipt requested. No shareholder proposals were received for inclusion in this Proxy Statement.

Where You Can Find More Information

We furnish to any Shareholder upon request and without charge our annual and quarterly reports as filed with the Securities and Exchange Commission. To request a copy of a report or any documents referenced by this Proxy Statement,, write to Christopher G. Pizzo, Secretary, Network Installation Corp., 5625 South Arville Street, Suite E, Las Vegas, Nevada 89118. Shareholders requesting exhibits to a report will be provided the same upon payment of reproduction expenses. You may also obtain copies of our annual and quarterly reports over the Internet at the SEC’s website, www.sec.gov.

By Order of the Board of Directors

Secretary

October 6, 2006